Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedule of Dot Hill Systems Corp. and to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

San Diego, California
August 18, 2005